Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lamar Advertising Company:

We consent to the incorporation by reference in the registration statements Nos. 333-89034, 333-37858, 333-116008, 333-160943, 333-160945, 333-182365, 333-190603, and 333-190604 on Form S-8 of Lamar Advertising Company of (a) our reports dated February 26, 2015 with respect to the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014 and the related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2014, and (b) our reports dated February 26, 2015 with respect to the consolidated balance sheets of Lamar Media Corp. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive income, stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2014 and the related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Lamar Advertising Company.

Baton Rouge, Louisiana

February 26, 2015

/s/ KPMG LLP
KPMG LLP